UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Pfeiffer, Gary M.
   DuPont Finance D-8000
   1007 Market Street
   Wilmlington, DE  19898
2. Issuer Name and Ticker or Trading Symbol

   E. I. du Pont de Nemours and Company            (DD)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   51-0014090
4. Statement for Month/Year
   February 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |2/2/01|M   | |200               |A  |19.125     |                   |D     |                           |
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Common Stock               |2/5/01|S   | |145               |D  |42.25      |13,164             |D     |                           |
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Common Stock               |      |    |V|                  |   |           |3,859.7523         |I     |DuPont SIP Trust           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Options|19.125  |2/2/0|M   | |200        |D  |2/15/|2/14/|Common Stock|200    |-      |0           |D  |            |
 (right to buy) NQO's |        |1    |    | |           |   |92   |01   |            |       |       |            |   |            |
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DuPont Common Stock Un|N/A     |2/7/0|A (1|V|2,526      |A  |N/A  |N/A  |Common Stock|2,526  |-      |9,242.6986  |D  |            |
its                   |        |1    |)   | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|43.25   |2/7/0|A (2|V|147,688    |A  |(2)  |2/6/1|Common Stock|147,688|-      |147,688     |D  |            |
 (right to buy) (2) NQ|        |1    |)   | |           |   |     |1    |            |       |       |            |   |            |
O's and ISO's         |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Deferred Variable Compensation credited as stock units under the Variable Compensation Plan.
(2) Options exercisable in three substantially equal annual installments beginning 2/7/02, provided that 120% stock price hurdle is met; option shares may be used to satisfy withholding taxes.
SIGNATURE OF REPORTING PERSON
/s/ Gary M. Pfeiffer by Mary E. Bowler
DATE
03/09/01